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                                                                     Exhibit 5.1


                               September 23, 1998


Noven Pharmaceuticals, Inc.
11960 Southwest 144 Street
Miami, Florida  331186

Ladies and Gentlemen:

         We have acted as legal counsel to Noven Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 4,993,500 shares of the Company's common stock, par value $.0001 per share (the "Shares").

         Based on our review of the Certificate of Incorporation, as amended, and amended Bylaws of the Company, and documents related thereto, and such other certificates, documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, when issued and paid for upon the terms set forth in the Stock Option Plan and the 1997 Stock Option Plan, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matter expressly stated.

                                               Very truly yours,

                                               SHAPO, FREEDMAN & BLOOM, P.A.


                                               By: /s/ LEONARD H. BLOOM
                                                   -----------------------------
                                                   LEONARD H. BLOOM